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Cambridge Financial Group, Inc. and First Seacoast Bancorp, Inc. Agree to Merge

Two Community Banks: One Shared Mission FAQs

May 5, 2026 – New Release

Cambridge Savings Bank is pleased to welcome and join forces with First Seacoast Bank customers and communities. Below are answers to some questions about the merger, your accounts and next steps.

General Merger Information

Why are Cambridge Savings Bank and First Seacoast Bank merging?

To create a stronger financial institution. The merger brings together two leading institutions in their respective communities who share values, complementary strengths, and a long-term commitment to customers and local communities. Together, the combined organization will be well positioned for sustainable growth and expanded capabilities.

When is the merger expected to close?

The merger is subject to regulatory approval, approval by the stockholders of First Seacoast Bancorp, Inc., the holding company of First Seacoast Bank, and other customary closing conditions. A specific closing date has not yet been determined but is expected to be in the third quarter of 2026. The integration of banking systems will follow at a later date. Updates will be shared as milestones are reached.

What will the new bank be called?

Upon the closing of the merger, First Seacoast Bank will become part of Cambridge Savings Bank. While operating as one combined organization and name, the branches you know and trust are staying the same.

Accounts & Service Questions

Cambridge Savings Bank Customers

There are no changes to how you bank with Cambridge Savings Bank today. Your accounts, products, and services remain the same. You can continue using all of our banking solutions as usual and no action is required from you. As we move forward, we are committed to communicating clearly and well in advance of any future updates.

First Seacoast Bank Customers

An integration of banking systems will take place only after the merger is completed. As we move forward, we are committed to communicating clearly and well in advance on how to make this eventual transition as smooth as possible for every customer.

You will gain access to enhanced products and capabilities including an expanded suite of digital services, a larger network of branches, increased lending capacity, more industry-leading experts and best-in-class technology – all designed to better support your financial goals. Cambridge Savings Bank will also maintain the local decision making you’ve come to expect. For inquiries regarding First Seacoast Bancorp, Inc., contact investorrelations@firstseacoastbank.com.

What This Means for all Customers — Right Now

Do I need to take any action?

No. Customers do not need to take any action currently.

Will there be any immediate changes to my accounts or services?

No. There are no immediate changes to customer accounts, services, or access as a result of this announcement.

Will I continue working with the same branch?

Yes. Day-to-day banking relationships remain unchanged including at First Seacoast Bank’s main office and at all four of its branches. Once the merger is completed, the plan is to continue serving all customers with the same branch network, under the Cambridge Savings Bank brand.

What This Means for all Customers — After the Merger Closes

Any future changes will be communicated clearly and well in advance.

Will anything change for customers after the merger is completed?

Over time, there may be updates as systems and operations are thoughtfully integrated. If any changes affect customers, they will be communicated in advance. We will continue serving all customers under the Cambridge Savings Bank brand with the exceptional experience, service and relationship banking you have come to know and enjoy.

Will products or services change?

No immediate changes are planned. In the future, customers are expected to benefit from enhanced products, new services and improved technology.

Will branch locations close?

No branch closures are planned at this time.

Will branch hours change?

No changes to branch hours are planned at this time.

Will customers have access to more branches or ATMs?

Yes! Following completion of the merger and system integration.

Will my debit card, checks, or direct deposits need to change?

No immediate changes are required. Following the completion of the merger and after the banking systems integration, First Seacoast Bank accounts will transition to Cambridge Savings Bank and customers will be notified well in advance of any required changes.

Online & Mobile Banking

Will I still be able to use online and mobile banking?

Yes, Cambridge Savings Bank and First Seacoast Bank customers can continue using your online and mobile banking platforms as you do today with your same credentials. An integration of banking systems will take place at a later date, and you will be notified in advance of any enhancements or changes.

Loans & Payments

Who do I contact regarding a new, existing or in-process loan?

Both Cambridge Savings Bank and First Seacoast Bank loan customers should continue to contact their respective local loan departments with questions regarding a loan.

Will my loan number(s) change?

Should any updates to your loan account numbers be required, you will receive clear and timely instructions to guide you through the process.

Do I need to change or update payments?

No immediate changes are required. Automatic payments and direct deposits will remain unchanged until you are notified of any updates.

Will I continue to receive loan payment notices?

If you currently receive a monthly payment notice for your loan, you will continue to do so. We encourage you to review your statement carefully and call us if you have any questions.

FSB Wealth Management Clients*

How does the merger impact my investment and advisory relationship?

You will continue to work with your existing trusted advisors who will remain your primary points of contact.

Community Commitment

What does the merger mean for the communities you serve?

As a combined financial institution, the merger strengthens our ability to invest in local people, organizations, and small businesses while continuing the tradition of making a positive impact for the communities we serve.

Ongoing Communication

How will customers receive updates?

Customers will receive updates through direct communication, including email, mail, websites, and other appropriate channels. Additional updates will be shared at: cambridgesavings.com/acquisition or firstseacoastbank.com/merger-information.

Who should I contact if I have questions about my accounts at First Seacoast Bank?

Customers should continue contacting their local branch or local customer service team as they normally would.

Safety, Security, and Trust

Is my money still safe?

Yes. Customer deposits remain protected under applicable FDIC insurance limits.

Will my personal or financial information be shared?

Customer privacy and data security remain top priorities for both banks.

Fraud Prevention

Often times, when banks announce major changes, fraudsters may attempt to exploit the situation. We will never call, email or text you requesting personal information, login credentials or computer access. If you receive such a request, do not respond and report it immediately to the bank.

Additional Information

First Seacoast Bancorp, Inc. will provide its stockholders with a proxy statement and other proxy solicitation materials with respect to the merger. First Seacoast Bancorp’s stockholders are urged to read the proxy statement and other proxy solicitation materials and any amendments or supplements to those documents because they will contain important information which should be considered before making any voting decision regarding the merger.

First Seacoast Bancorp and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from First Seacoast Bancorp’s stockholders in connection with the merger. Information about First Seacoast Bancorp’s directors and executive officers is disclosed in First Seacoast Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2025, as amended by its Annual Report on Form 10-K/A, as filed with the U.S. Securities and Exchange Commission on March 20, 2026 and April 30, 2026, respectively. Additional information regarding the interests of these participants and any other persons who may be deemed participants in the solicitation of proxies in connection with the merger may be obtained by reading the proxy statement regarding the merger when it becomes available.

*Investment and insurance products and services are offered through OSAIC INSTITUTIONS, INC., Member FINRA/SIPC. FSB Wealth Management is a trade name of First Seacoast Bank. Osaic Institutions and First Seacoast Bank are not affiliated. Products and services made available through Osaic Institutions are not insured by the FDIC or any other agency of the United States and are not deposits or obligations of nor guaranteed or insured by any bank or bank affiliate. These products are subject to investment risk, including the possible loss of value.